Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Marriott Corporation:

We consent to the use of our report dated February 23, 2005, except as to notes 4, 10, 15 and 18, which are as of November 14, 2005, with respect to the consolidated balance sheets of Host Marriott Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule of real estate and accumulated depreciation, and our report dated February 23, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/S/ KPMG, LLP

McLean, Virginia

February 21, 2006